Exhibit 10.3

DATALINK CORPORATION

Restricted Stock Award Agreement

Under the 2011 Incentive Compensation Plan

Datalink Corporation (the “Company”), pursuant to its 2011 Incentive Compensation Plan (the “Plan”), hereby grants to you, the Grantee named below, the number of shares of the Company’s common stock set forth in the table below (the “Restricted Shares”).  This Award of Restricted Shares (“Restricted Stock Award”) shall be subject to the terms and conditions set forth in this Agreement, consisting of this cover page and the Restricted Stock Terms and Conditions on the following pages, and in the Plan document which is attached.

Name of Grantee: **[ ]

No. of Shares Granted: **[ ]	Date of Grant: , 20

Vesting Schedule:

Dates	Number of Shares as to Which the Award Vests

By signing below, you agree to all of the terms and conditions contained in this Agreement and in the Plan document, a copy of which is attached.  You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding your rights and obligations in connection with this Restricted Stock Award.

GRANTEE:	DATALINK CORPORATION

By:
Title:

Datalink Corporation

2011 Incentive Compensation Plan

Restricted Stock Award Agreement

Restricted Stock Terms and Conditions*

1.             Award of Restricted Stock.  The Company hereby confirms the grant to you, as of the Date of Grant, of the number of Restricted Shares identified on the cover page of this Agreement, subject to the restrictions and other terms and conditions set forth herein.

2.             Delivery of Restricted Shares.  As soon as practicable after the Date of Grant, the Company shall cause the Restricted Shares to be evidenced by a book-entry in your name with the Company’s transfer agent or by one or more stock certificates issued in your name.  Until the Restricted Shares vest as provided in Section 4 of this Agreement, any such stock certificate shall be held by the Company or its designee, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby.  You must sign and deliver to the Company or its designee an assignment separate from the certificate, in blank, which will be held by the Company or its designee until the Restricted Shares evidenced by the certificate vest.  Any Restricted Shares evidenced by a book-entry shall be subject to transfer restrictions and accompanied by a similar legend.

3.             Applicable Restrictions.

(a)           Beginning on the Date of Grant, you shall have all rights and privileges of a stockholder of the Company with respect to the Restricted Shares except as follows (the “Restrictions”):

(i)            dividends and other distributions declared and paid with respect to the Restricted Shares before they vest shall be subject to Paragraph 3(c);

(ii)           none of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of before they vest other than by will or the laws of descent and distribution; and

(iii)          all or a portion of the Restricted Shares may be forfeited in accordance with Section 6.

(b)           Any attempt to dispose of Restricted Shares in a manner contrary to the Restrictions shall be void and of no effect.

(c)           If the Company declares and pays a dividend or other distribution on its common stock, the Company shall retain custody of all such dividends and distributions made or declared with respect to any unvested Restricted Shares.  The Company shall not be required to segregate any such retained dividends or distributions.  At the time Restricted Shares vest, the Company shall

*              Unless the context indicates otherwise, terms that are not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

pay to you (without interest) the portion of such retained dividends and distributions that relate to the Restricted Shares that vest.

4.             Vesting Schedule.  The Restrictions will lapse and the Restricted Shares will vest and become non-forfeitable, in the amounts and on the dates specified in the Vesting Schedule on the cover page to this Agreement, so long as your Service to the Company and its Affiliates has not previously ended.  The vesting of the Restricted Shares may be accelerated under the circumstances described in Section 14 of the Plan, and at the discretion of the Committee in accordance with Section 3(b)(2) of the Plan.

5.             Release of Unrestricted Shares.  Upon the vesting of Restricted Shares and the corresponding lapse of the Restrictions, and after the Company has determined that all conditions to the release of unrestricted Shares, including Section 8 of this Agreement, have been satisfied, it shall release to you the unrestricted Shares, as evidenced by issuance of a stock certificate or certificates without restrictive legend, by electronic delivery of such Shares to a brokerage account designated by you, or by an unrestricted book-entry registration of such Shares with the Company’s transfer agent.

6.             Termination of Service.  If your Service to the Company and its Affiliates is terminated before all of the Restricted Shares have vested, you will immediately forfeit all unvested Restricted Shares, which shall be returned to the Company.

7.             83(b) Election.  You may make and file with the Internal Revenue Service an election under Section 83(b) of the Code with respect to the grant of the Restricted Shares hereunder, electing to include in your gross income as of the Date of Grant the Fair Market Value of the Restricted Shares as of the Date of Grant.  You shall promptly provide a copy of such election to the Company.  If you make and file such an election, you shall make such arrangements in accordance with Section 8 as are satisfactory to the Committee to provide for the payment of all applicable withholding taxes.

8.             Governing Plan Document.  This Agreement and the Restricted Stock Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan.  If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

9.             Choice of Law.  This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

10.           Binding Effect.  This Agreement will be binding in all respects on your heirs, representatives, successors and assigns , and on the successors and assigns of the Company.

11.           Other Agreements.  You agree that in connection with this Restricted Stock Award, you will execute such documents as may be necessary to become a party to any stockholder, voting or similar agreements as the Company may require.

12.           Notices.  Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided.  Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company at its office at 8170 Upland Circle, Chanhassen, MN 55317, and all notices or communications by the Company to you may be given to you personally or may be mailed to you at the address indicated in the Company’s records as your most recent mailing address.

By signing the cover page of this Agreement, you agree to all the terms and conditions described above and in the Plan document.